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Exhibit 11-Computation of Earnings Per Share
         (Dollars in thousands except share and per share data)

                                                   Three Months Ended
                                             ------------------------------
                                             Jan. 4, 1997     Dec. 30, 1995
                                             ------------     -------------
Average shares
   outstanding                                13,423,671        13,921,052

Net income (loss)                             $      684        $     (124)
                                              ==========        ==========

Earnings (loss) per share
   of common stock                            $      .05        $     (.01)
                                              ==========        ==========

The effect of common stock equivalents, consisting of stock options, calculated using the treasury stock method, was not dilutive during either three-month period. For the three months ended December 30, 1995 the market price was below the exercise price for all stock options. Accordingly, the effect of any such options are not reflected during that period. For the three months ended January 4, 1997, 288,538 common stock equivalent shares are included in the total for weighted average shares outstanding.


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